Exhibit 99.1

Hawaiian Holdings, Inc.

Investor Update

Issue Date: June 28, 2011

Hawaiian Holdings, Inc. (the Company), parent of Hawaiian Airlines, Inc. (Hawaiian) issued the following Investor Update.

Second Quarter Outlook

The Company has reiterated its expectations with respect to certain financial and operational metrics relative to those shared during its First Quarter Earnings Release Conference call on April 26, 2011 (“Earnings Call”).  The table below summarizes the Company’s expectations for the quarter ending June 30, 2011, expressed as expected change compared to the results for the quarter ended June 30, 2010 (the results for which are presented for reference).

Item	Second Quarter 2010	Second Quarter 2011 Expected Year-over-Year Change
Cost Per ASM Excluding Fuel (cents)	8.66	Flat to up 3%

Passenger Revenue Per ASM (cents)	11.28	Up 3.0% to 6.0%

ASMs (millions)	2,462.8	Up 20.0% to 22.0%

Second Quarter Fuel Expense

For the quarter ending June 30, 2011, Hawaiian expects its average GAAP fuel cost per gallon to be between $3.30 and $3.35.  GAAP fuel costs reflect Hawaiian’s operating expenses for jet fuel purchases, including taxes, duties and delivery, but excluding the impact of Hawaiian’s fuel hedging program.  Hawaiian’s fuel supply contract pricing typically lags changes in spot pricing, and as such, recent declines in the price of jet fuel are not fully reflected in expected second quarter average cost per gallon.  Hawaiian expects its fuel consumption to increase by 18% to 19% year-over-year in the quarter as a result of its increases in capacity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus

(gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the quarter ending June 30, 2011, Hawaiian expects its economic fuel cost per gallon to be 7 to 9 cents lower than its GAAP fuel cost per gallon.

The Company’s fuel derivative contracts were not designated as hedges under ASC Topic 815, “Derivatives and hedging” (ASC 815) for hedge accounting treatment.  As a result, any changes in fair value of these derivative instruments are adjusted through other non-operating (income) expense in the period of change.  As a result of changes in fuel prices between March 31, 2011 and May 31, 2011, the Company recorded non-operating expense of $5.0 million related to its fuel derivative contracts during the first two months of the second quarter 2011.  The ultimate recognition of non-operating income or expenses relating to the Company’s fuel derivative contracts for the quarter ending June 30, 2011 will be affected by changes in the price of fuel through the remainder of the period.

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance, including but not limited to statements regarding expected passenger revenue per available seat mile, cost per available seat mile excluding fuel, available seat miles (capacity), average GAAP fuel cost per gallon, economic fuel cost per gallon and fuel consumption.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, economic volatility; the price and availability of aviation fuel; competition in the transpacific, interisland and South Pacific/Australia/Asia markets; reduced demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; and the Company’s ability to implement its growth strategy and related cost reduction goals.  The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.  Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, in the prospectus supplement relating to the offering of convertible notes filed with the Securities and Exchange Commission, and other filings with the Securities and Exchange Commission.